Exhibit 10.5
FORM OF GUARANTY
REVISION DATE 05/06/2005
     This Guaranty (“Guaranty”) is entered into to be effective as of April 24, 2009, by the undersigned person(s) (the “Guarantor” jointly and severally if more than one), for the benefit of DEUTSCHE BANK BERKSHIRE MORTGAGE, INC., a Delaware corporation (the “Lender”).
RECITALS
     A. [Borrowing Entity] (the “Borrower”) has requested that Lender make a loan to Borrower in the amount of $[Loan Amount] (the “Loan”). The Loan will be evidenced by a Multifamily Note from Borrower to Lender dated effective as of the effective date of this Guaranty (the “Note”). The Note will be secured by a Multifamily Mortgage, Deed of Trust, or Deed to Secure Debt dated effective as of the effective date of the Note (the “Security Instrument”), encumbering the Mortgaged Property described in the Security Instrument.
     B. As a condition to making the Loan to Borrower, Lender requires that the Guarantor execute this Guaranty.
     NOW, THEREFORE, in order to induce Lender to make the Loan to Borrower, and in consideration thereof, Guarantor agrees as follows:
     1. Defined Terms. “Indebtedness,” “Loan Documents” and “Property Jurisdiction” and other capitalized terms used but not defined in this Guaranty shall have the meanings assigned to them in the Security Instrument.
     2. Scope of Guaranty.
          (a) Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Lender:
(i)	the full and prompt payment when due, whether at the Maturity Date or earlier, by reason of acceleration or otherwise, and at all times thereafter, of each of the following:
(A)	a portion of the Indebtedness equal to zero percent (0%) of the original principal balance of the Note (the “Base Guaranty”); and

(B)	in addition to the Base Guaranty, all other amounts for which Borrower is personally liable under Sections 9(c), 9(d) and 9(f) of the Note; and

(C)	all costs and expenses, including reasonable Attorneys’ Fees and Costs incurred by Lender in enforcing its rights under this Guaranty; and
(ii)	the full and prompt payment and performance when due of all of Borrower’s obligations under Sections 18 and 51 of the Security Instrument.

          (b) If the Base Guaranty stated in Section 2(a)(i)(A) is 100 percent of the original principal balance of the Note, then (i) the Base Guaranty shall mean and include the full and complete guaranty of payment of the entire Indebtedness and the performance of all Borrower’s obligations under the Loan Documents; and (ii) for so long as the Base Guaranty remains in effect (there being no limit to the duration of the Base Guaranty unless otherwise expressly provided in this Guaranty), the obligations guaranteed pursuant to Sections 2(a)(i)(B), 2(a)(i)(C) and Section 3 shall be part of, and not in addition to or in limitation of, the Base Guaranty.
     If the Base Guaranty stated in Section 2(a)(i)(A) is less than 100 percent of the original principal balance of the Note, then this Section 2(b) shall be completely inapplicable and shall be treated as if not a part of this Guaranty.
          (c) If Guarantor is not liable for the entire Indebtedness, then all payments made by Borrower with respect to the Indebtedness and all amounts received by Lender from the enforcement of its rights under the Security Instrument and the other Loan Documents (except this Guaranty) shall be applied first to the portion of the Indebtedness for which neither Borrower nor Guarantor has personal liability.
     3. Additional Guaranty Relating to Bankruptcy.
          (a) Notwithstanding any limitation on liability provided for elsewhere in this Guaranty, Guarantor hereby absolutely, unconditionally and irrevocably guarantees to Lender the full and prompt payment when due, whether at the Maturity Date or earlier, by reason of acceleration or otherwise, and at all times thereafter, the entire Indebtedness, in the event that:
(i)	Borrower voluntarily files for bankruptcy protection under the United States Bankruptcy Code; or

(ii)	Borrower voluntarily becomes subject to any reorganization, receivership, insolvency proceeding, or other similar proceeding pursuant to any other federal or state law affecting debtor and creditor rights; or

(iii)	an order of relief is entered against Borrower pursuant to the United States Bankruptcy Code or other federal or state law affecting debtor and creditor rights in any involuntary bankruptcy proceeding initiated or joined in by a “Related Party.”
          (b) For purposes of this Section, the term “Related Party” means:
(i)	Borrower or Guarantor; and

(ii)	any person or entity that holds, directly or indirectly, any ownership interest in or right to manage Borrower or Guarantor, including without limitation, any shareholder, member or partner of Borrower or Guarantor; and

(iii)	any person or entity in which any ownership interest (direct or indirect) or right to manage is held by Borrower, Guarantor or any partner, shareholder or member of, or any other person or entity holding an interest in, Borrower or Guarantor; and

(iv)	any other creditor of Borrower that is related by blood, marriage or adoption to Borrower, Guarantor or any partner, shareholder or member of, or any other person or entity holding an interest in, Borrower or Guarantor.
          (c) If Borrower, Guarantor or any Related Party has solicited creditors to initiate or participate in any proceeding referred to in this Section, regardless of whether any of the creditors solicited actually initiates or participates in the proceeding, then such proceeding shall be considered as having been initiated by a Related Party.
     4. Guarantor’s Obligations Survive Foreclosure. The obligations of Guarantor under this Guaranty shall survive any foreclosure proceeding, any foreclosure sale, any delivery of any deed in lieu of foreclosure, and any release of record of the Security Instrument, and, in addition, the obligations of Guarantor relating to Borrower’s obligations under Sections 18 and 51 of the Security Instrument shall survive any repayment or discharge of the Indebtedness. Notwithstanding the foregoing, if Lender has never been a mortgagee-in-possession of or held title to the Mortgaged Property, Guarantor shall have no obligation under this Guaranty relating to Borrower’s obligations under Sections 18 and 51 of the Security Instrument after the date of the release of record of the lien of the Security Instrument as a result of the payment in full of the Indebtedness on the Maturity Date or by voluntary prepayment in full.
     5. Guaranty of Payment and Performance. Guarantor’s obligations under this Guaranty constitute an unconditional guaranty of payment and performance and not merely a guaranty of collection.
     6. No Demand by Lender Necessary; Waivers by Guarantor. The obligations of Guarantor under this Guaranty shall be performed without demand by Lender and shall be unconditional regardless of the genuineness, validity, regularity or enforceability of the Note, the Security Instrument, or any other Loan Document, and without regard to any other circumstance which might otherwise constitute a legal or equitable discharge of a surety, a guarantor, a borrower or a mortgagor. Guarantor hereby waives, to the fullest extent permitted by applicable law:
          (a) [subsections (a) and (b) for California properties only] any and all benefits and defenses under California Civil Code Section 2810 and agrees that by doing so Guarantor shall be liable even if Borrower had no liability at the time of execution of the Note, the Security Instrument or any other Loan Document, or thereafter ceases to be liable;
          (b) any and all benefits and defenses under California Civil Code Section 2809 and agrees that by doing so Guarantor’s liability may be larger in amount and more burdensome than that of Borrower;
          (c) the benefit of all principles or provisions of law, statutory or otherwise, which are or might be in conflict with the terms of this Guaranty and agrees that Guarantor’s obligations shall not be affected by any circumstances, whether or not referred to in this Guaranty, which might otherwise constitute a legal or equitable discharge of a surety, a guarantor, a borrower or a mortgagor;
          (d) the benefits of any right of discharge under any and all statutes or other laws relating to a guarantor, a surety, a borrower or a mortgagor, and any other rights of a surety, a guarantor, a borrower or a mortgagor under such statutes or laws;
          (e) diligence in collecting the Indebtedness, presentment, demand for payment, protest, all notices with respect to the Note and this Guaranty which may be required by statute, rule of law or otherwise to preserve Lender’s rights against Guarantor under this Guaranty, including, but not limited to, notice of acceptance, notice of any amendment of the Loan Documents, notice of the occurrence of any default or Event of Default, notice of intent to accelerate, notice of acceleration, notice of dishonor, notice of foreclosure, notice of protest, and notice of the incurring by Borrower of any obligation or indebtedness;
          (f) all rights to cause a marshalling of the Borrower’s assets or to require Lender to (i) proceed against Borrower or any other guarantor of Borrower’s payment or performance with respect to the Indebtedness (an “Other Guarantor”), (ii) if Borrower or any Other Guarantor is a partnership, proceed against any general partner of Borrower or any Other Guarantor, (iii) proceed against or exhaust any collateral held by Lender to secure the repayment of the Indebtedness, or (iv) pursue any other remedy it may now or hereafter have against Borrower, or, if Borrower is a partnership, any general partner of Borrower, [including any and all benefits under California Civil Code Sections 2845, 2849 and 2850] [for California properties only]; and
          (g) any right to revoke this Guaranty as to any future advances by Lender under the terms of the Security Instrument to protect Lender’s interest in the Mortgaged Property.
     7. Modification of Loan Documents. At any time or from time to time and any number of times, without notice to Guarantor and without affecting the liability of Guarantor, Lender may:
          (a) extend the time for payment of the principal of or interest on the Indebtedness or renew the Indebtedness in whole or in part;
          (b) extend the time for Borrower’s performance of or compliance with any covenant or agreement contained in the Note, the Security Instrument or any other Loan Document, whether presently existing or hereinafter entered into, or waive such performance or compliance;
          (c) accelerate the Maturity Date of the Indebtedness as provided in the Note, the Security Instrument, or any other Loan Document;
          (d) with Borrower, modify or amend the Note, the Security Instrument, or any other Loan Document in any respect, including, but not limited to, an increase in the principal amount; and/or
          (e) modify, exchange, surrender or otherwise deal with any security for the Indebtedness or accept additional security that is pledged or mortgaged for the Indebtedness.
     8. Joint and Several Liability. The obligations of Guarantor (and each party named as a Guarantor in this Guaranty) and any Other Guarantor shall be joint and several. Lender, in its sole and absolute discretion, may:
          (a) bring suit against Guarantor, or any one or more of the parties named as a Guarantor in this Guaranty, and any Other Guarantor, jointly and severally, or against any one or more of them;
          (b) compromise or settle with Guarantor, any one or more of the parties named as a Guarantor in this Guaranty, or any Other Guarantor, for such consideration as Lender may deem proper;
          (c) release one or more of the parties named as a Guarantor in this Guaranty, or any Other Guarantor, from liability; and

          (d) otherwise deal with Guarantor and any Other Guarantor, or any one or more of them, in any manner, and no such action shall impair the rights of Lender to collect from Guarantor any amount guaranteed by Guarantor under this Guaranty.
     9. Subordination of Borrower’s Indebtedness to Guarantor. Any indebtedness of Borrower held by Guarantor now or in the future is and shall be subordinated to the Indebtedness and Guarantor shall collect, enforce and receive any such indebtedness of Borrower as trustee for Lender, but without reducing or affecting in any manner the liability of Guarantor under the other provisions of this Guaranty.
     10. Waiver of Subrogation. Guarantor shall have no right of, and hereby waives any claim for, subrogation or reimbursement against Borrower or any general partner of Borrower by reason of any payment by Guarantor under this Guaranty, whether such right or claim arises at law or in equity or under any contract or statute, until the Indebtedness has been paid in full and there has expired the maximum possible period thereafter during which any payment made by Borrower to Lender with respect to the Indebtedness could be deemed a preference under the United States Bankruptcy Code.
     11. Preference. If any payment by Borrower is held to constitute a preference under any applicable bankruptcy, insolvency, or similar laws, or if for any other reason Lender is required to refund any sums to Borrower, such refund shall not constitute a release of any liability of Guarantor under this Guaranty. It is the intention of Lender and Guarantor that Guarantor’s obligations under this Guaranty shall not be discharged except by Guarantor’s performance of such obligations and then only to the extent of such performance.
     12. Financial Statements. Guarantor, from time to time upon written request by Lender, shall deliver to Lender such financial statements as Lender may reasonably require.
     13. Assignment. Lender may assign its rights under this Guaranty in whole or in part and upon any such assignment, all the terms and provisions of this Guaranty shall inure to the benefit of such assignee to the extent so assigned. The terms used to designate any of the parties herein shall be deemed to include the heirs, legal representatives, successors and assigns of such parties, and the term “Lender” shall also include any lawful owner, holder or pledgee of the Note. Reference in this Guaranty to “person” or “persons” shall be deemed to include individuals and entities.
     14. Complete and Final Agreement. This Guaranty and the other Loan Documents represent the final agreement between the parties and may not be contradicted by evidence of prior, contemporaneous or subsequent oral agreements. There are no unwritten oral agreements between the parties. All prior or contemporaneous agreements, understandings, representations, and statements, oral or written, are merged into this Guaranty and the other Loan Documents. Guarantor acknowledges that Guarantor has received a copy of the Note and all other Loan Documents. Neither this Guaranty nor any of its provisions may be waived, modified, amended, discharged, or terminated except by a writing signed by the party against which the enforcement of the waiver, modification, amendment, discharge, or termination is sought, and then only to the extent set forth in that writing.
     15. Governing Law. This Guaranty shall be governed by and enforced in accordance with the laws of the Property Jurisdiction, without giving effect to the choice of law principles of the Property Jurisdiction that would require the application of the laws of a jurisdiction other than the Property Jurisdiction.
     16. Jurisdiction; Venue. Guarantor agrees that any controversy arising under or in relation to this Guaranty may be litigated in the Property Jurisdiction, and that the state and federal courts and authorities with jurisdiction in the Property Jurisdiction shall have jurisdiction over all controversies which shall arise under or in relation to this Guaranty. Guarantor irrevocably consents to service, jurisdiction and venue of such courts for any such litigation and waives any other venue to which it might be entitled by virtue of domicile, habitual residence or otherwise. However, nothing herein is intended to limit Lender’s right to bring any suit, action or proceeding relating to matters arising under this Guaranty against Guarantor or any of Guarantor’s assets in any court of any other jurisdiction.
     17. Guarantor’s Interest in Borrower. Guarantor represents to Lender that Guarantor has a direct or indirect ownership or other financial interest in Borrower and/or will otherwise derive a material financial benefit from the making of the Loan.
     18. [For California properties only] [California Waiver Provisions. To the extent any special California provision in this section is inconsistent with any other section of this Guaranty, the provision set forth below shall control.
          (a) Guarantor understands that the exercise by Lender of certain rights and remedies contained in the Security Instrument (such as a nonjudicial foreclosure sale) may affect or eliminate Guarantor’s right of subrogation against Borrower and that Guarantor may therefore incur a partially or totally nonreimburseable liability under this Guaranty. Nevertheless, Guarantor hereby authorizes and empowers Lender to exercise, in its sole and absolute discretion, any right or remedy, or any combination thereof, which may then be available, since it is the intent and purpose of Guarantor that the obligations under this Guaranty shall be absolute, independent and unconditional under any and all circumstances. Guarantor expressly waives:
(i)	any defense (which defense, if Guarantor had not given this waiver, Guarantor might otherwise have) to a judgment against Guarantor by reason of a nonjudicial foreclosure;

(ii)	any and all benefits under
(A)	California Code of Civil Procedure Section 580a (which Section, if Guarantor had not given this waiver, would otherwise limit Guarantor’s liability after a nonjudicial foreclosure sale to the difference between the obligations of Guarantor under this Guaranty and the fair market value of the property or interests sold at such nonjudicial foreclosure sale),

(B)	California Code of Civil Procedure Sections 580b and 580d (which Sections, if Guarantor had not given this waiver, would otherwise limit Lender’s right to recover a deficiency judgment with respect to purchase money obligations and after a nonjudicial foreclosure sale, respectively), and

(C)	California Code of Civil Procedure Section 726 (which Section, if Guarantor had not given this waiver, among other things, would otherwise require Lender to exhaust all of its security before a personal judgment could be obtained for a deficiency).
          (b) Notwithstanding any foreclosure of the lien of the Security Instrument, whether by the exercise of the power of sale contained in the Security Instrument, by an action for judicial foreclosure or by Lender’s acceptance of a deed in lieu of foreclosure, Guarantor shall remain bound under this Guaranty.

          (c) In accordance with Section 2856 of the California Civil Code, Guarantor also waives any right or defense based upon an election of remedies by Lender, even though such election (e.g., nonjudicial foreclosure with respect to any collateral held by Lender to secure repayment of the Indebtedness) destroys or otherwise impairs the subrogation rights of Guarantor or the right of Guarantor (after payment of the obligations guaranteed by Guarantor under this Guaranty) to proceed against Borrower for reimbursement, or both, by operation of Section 580d of the Code of Civil Procedure or otherwise.
          (d) In accordance with Section 2856 of the California Civil Code, Guarantor waives any and all other rights and defenses available to Guarantor by reason of Sections 2787 through 2855, inclusive, of the California Civil Code, including any and all rights or defenses Guarantor may have by reason of protection afforded to Borrower with respect to any of the obligations of Guarantor under this Guaranty pursuant to the antideficiency or other laws of the State of California limiting or discharging Borrower’s Indebtedness, including Sections 580a, 580b, 580d, and 726 of the California Code of Civil Procedure.
          (e) In accordance with Section 2856 of the California Civil Code, Guarantor agrees to withhold the exercise of any and all subrogation and reimbursement rights against Borrower, against any other person, and against any collateral or security for the Indebtedness, including any such rights pursuant to Sections 2847 and 2848 of the California Civil Code, until the Indebtedness has been indefeasibly paid and satisfied in full, all obligations owed to Lender under the Loan Documents have been fully performed, and Lender has released, transferred or disposed of all of its right, title and interest in such collateral or security.]
     19. Residence; Community Property Provision.
          (a) Guarantor represents and warrants that his/her state of residence is N/A.
          (b) Guarantor warrants and represents that s/he is: N/A.
          [                    ] single
          [                    ] married
     20. GUARANTOR AND LENDER EACH (A) AGREES NOT TO ELECT A TRIAL BY JURY WITH RESPECT TO ANY ISSUE ARISING OUT OF THIS GUARANTY OR THE RELATIONSHIP BETWEEN THE PARTIES AS GUARANTOR AND LENDER THAT IS TRIABLE OF RIGHT BY A JURY AND (B) WAIVES ANY RIGHT TO TRIAL BY JURY WITH RESPECT TO SUCH ISSUE TO THE EXTENT THAT ANY SUCH RIGHT EXISTS NOW OR IN THE FUTURE. THIS WAIVER OF RIGHT TO TRIAL BY JURY IS SEPARATELY GIVEN BY EACH PARTY, KNOWINGLY AND VOLUNTARILY WITH THE BENEFIT OF COMPETENT LEGAL COUNSEL.
     ATTACHED EXHIBIT. The following Exhibit is attached to this Guaranty:

☑	Exhibit A	Modifications to Guaranty
IN WITNESS WHEREOF, Guarantor has signed and delivered this Guaranty under seal or has caused this Guaranty to be signed and delivered under seal by its duly authorized representative.

AVALONBAY COMMUNITIES, INC., a Maryland corporation
By:	/s/ Joanne M. Lockridge
Joanne M. Lockridge
Senior Vice President-Finance

[For California properties only] [CALIFORNIA ALL-PURPOSE ACKNOWLEDGMENT

State of
County of
On	before me, ,
DATE	NAME, TITLE OF OFFICER — E.G., “JANE DOE, NOTARY PUBLIC
personally appeared	,
NAME(S) OF SIGNER(S)
who proved to me on the basis of satisfactory evidence to be the person whose name is subscribed to the within instrument and acknowledged to me that she executed the same in her authorized capacity, and that by her signature on the instrument the person, or the entity upon behalf of which the person acted, executed the instrument.
I certify under PENALTY OF PERJURY under the laws of the State of California that the foregoing paragraph is true and correct.
WITNESS my hand and official seal.

Signature of Notary]

Name and Address of Guarantor:

Name: Address:	AvalonBay Communities, Inc. 2900 Eisenhower Avenue, Suite 300 Alexandria, Virginia 22314

EXHIBIT A
MODIFICATIONS TO GUARANTY
The following modifications are made to the text of the Guaranty that precedes this Exhibit:
1.	Section 2(a)(i)(B) is restated in its entirety as follows:
(B)	in addition to the Base Guaranty, all other amounts for which Borrower is personally liable under Sections 9(c), and 9(f) of the Note; and
2.	Section 2(a)(ii) is deleted in its entirety.

3.	Section 3 is deleted in its entirety.

4.	Section 4 is modified by inserting a period after the words “Security Instrument” the first time they appear in Section, and deleting the remainder of the Section.

5.	Section 6 is modified by inserting “, except as set forth herein and in the other Loan Documents” after “by Lender” in the first sentence.

6.	Section 6(e) is modified by inserting “, except as set forth herein and in the other Loan Documents” before the semi-colon.

7.	[Intentionally omitted.]

8.	Section 7(d) is modified by inserting “but expressly excluding Section 9 of the Note or any other provision of the Loan Documents that impacts Section 9 of the Note” before the semi-colon.

9.	Section 11 is modified by inserting “and Lender actually refunds the same” after the words “sums to Borrower” in the first sentence.

10.	Section 12 is deleted in its entirety and replaced with the following:
12.	Financial Statements. Guarantor, annually upon written request by Lender, shall deliver to Lender Guarantor’s annual financial statements. In addition, following an Event of Default, Guarantor shall provide to Lender such additional financial statements as Lender may reasonably require.
11.	Section 16 is modified by:

changing “may” to “shall” in the first sentence;

inserting “exclusive” before “jurisdiction” the last time it appears in the first sentence;

inserting “and Lender” after “Guarantor” in second sentence; and

and

deleting the last sentence and replacing it with — “Nothing in this Section 16 is intended to limit Lender’s right to remove a matter to federal court within the Property Jurisdiction.”.

12.	Section 17 is modified by adding the following to the end of the Section:

“Guarantor will maintain its interest in Borrower during the term of the Loan as provided in the Security Instrument. In addition, until the Indebtedness is paid in full, Guarantor shall maintain its existence as a Maryland corporation in good standing, exercising each extension of the term of its existence as necessary to do so.”
13.	A new Section 21 is added, reading as follows:

“21. The obligations of Guarantor shall not be impaired or in any way limited by (i) any action taken by Lender to enforce its rights under or realize upon collateral for any of the “Loans” as defined in the Master Cross-Collateralization Agreement dated the same date as this Guaranty among Lender and the Borrowers identified therein (the “Cross-Collateralization Agreement”), (ii) the fact that Lender may be seeking to realize upon some but not all of the collateral for the “Loans” as defined in the Cross-Collateralization Agreement, or (iii) the exercise or not, concurrently, consecutively or otherwise, of any of the rights or remedies available to Lender under the Cross-Collateralization Agreement or applicable law.”